UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934
OCEAN RIG UDW INC.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	N/A
(Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Ocean Rig Cayman Management Services SEZC Limited 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01	NASDAQ Stock Market LLC
Preferred Stock Purchase Rights under Amended and Restated Stockholders Rights Agreement	NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  N/A
Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.          Description of Registrant's Securities to be Registered

On September 20, 2017, the Company executed an amendment (the "Amendment") to its Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of June 3, 2011, by and between the Company and American Stock Transfer & Trust Company, LLC (the "Rights Agent"). The Amendment was made in connection with the Company's ongoing restructuring and has the effect of terminating the Rights Agreement on the date on which the Company notifies the Rights Agent that all of the Restructuring Support Agreement Conditions (as defined in the explanatory statement issued by each of the Scheme Companies dated 21 July 2017 pursuant to Order 102, Rule 20(4) of the Cayman Islands Grand Court Rules 1995 (Revised Edition) (the "Explanatory Statement"), other than the termination of the Rights Agreement, have been satisfied or waived pursuant to the Scheme (as defined in the Explanatory Statement).

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.

Exhibit 4.1
Amended & Restated Stockholder Rights Agreement, dated as of June 3, 2011, by and between Ocean Rig UDW Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form F-4 filed with with the U.S. Securities and Exchange Commission on August 1, 2011).

Exhibit 4.2
Amendment No. 1 to Stockholder Rights Agreement, dated as of September 20, 2017, by and between Ocean Rig UDW Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to the Company's Report on Form 6-K filed by the Company with the U.S. Securities and Exchange Commission on September 20, 2017 which contains the Amendment).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: September 20, 2017	OCEAN RIG UDW INC.
	By:	/s/ Anthony Kandylidis
Name: Anthony Kandylidis
Title: President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 4.1
Amended & Restated Stockholder Rights Agreement, dated as of June 3, 2011, by and between Ocean Rig UDW Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form F-4 filed with with the U.S. Securities and Exchange Commission on August 1, 2011).

Exhibit 4.2
Amendment No. 1 to Stockholder Rights Agreement, dated as of September 20, 2017, by and between Ocean Rig UDW Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to the Company's Report on Form 6-K filed by the Company with the U.S. Securities and Exchange Commission on September 20, 2017 which contains the Amendment).